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                             AMENDMENT TO AGREEMENT


         In connection with the asset purchase agreement dated September 3, 1997 between RAFT. LLC and Firstel, Inc., the parties hereby agree to amend that agreement as follows:

         Section 5. Payment of Purchase Price.

              The amount due pursuant to Exhibit A will be due on January 31, 1998, or the date of completion of the initial public offering of ACG, Inc.

As consideration for extending the due date, RAFT, LLC will receive additional stock in the amount of 10% of the otherwise shares due upon the initial public offering of ACG, Inc.

RAFT, LLC                                   Firstel, Inc.


By: /s/ Scott Scofield                      By: /s/ Fred L. Thurman
   Its: President                              Its: President